Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Ciudad de México, México

Explanation of Responses:

Beneficial Ownership of Inversora

As of the date of this filing, Inversora Carso, S.A. de C.V., f/k/a Inmobiliaria Carso, S.A. de C.V. (“Inversora”) beneficially owns 8,847,175 shares of Class A Common Stock, par value $0.10 per share of The New York Times Company (“Class A Common Shares”), following the sale of 10,000 Class A Common Shares on June 28, 2018 at a price of $26.0122 per Class A Common Share. Of the 8,847,175 shares of Class A Common Shares owned, (i) 6,915,675 Class A Common Shares were pledged to 2017 Mandatory Exchangeable Trust (the “Trust”), an unaffiliated third party buyer, by Inversora pursuant to a forward purchase agreement among Inversora and the Trust dated December 15, 2017 and (ii) 1,331,500 Class A Common Shares were pledged to the Trust by Inversora’s wholly-owned subsidiary Control Empresarial de Capitales, S.A. de C.V. (“CEC”) pursuant to a forward purchase agreement among CEC and the Trust dated December 15, 2017. Inversora retains voting rights in the pledged Class A Common Shares and now shares dispositive power with U.S. Bank National Association (“U.S. Bank”) as collateral agent for the benefit of the Trust.

Class A Common Shares reported as beneficially owned by Inversora include Class A Common Shares owned by CEC. Because the members of the Slim Family are beneficiaries of a Mexican trust (the “Slim Family Trust”) which in turn owns substantially all of the issued and outstanding voting securities of Inversora, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 8,847,175 Class A Common Shares beneficially owned directly and indirectly by Inversora.

Beneficial Ownership of GFI

As of the date of this filing, Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Inbursa”) beneficially owns 7,950,000 shares of Class A Common Shares, of which all 7,950,000 shares were pledged to the Trust by Inbursa pursuant to a forward purchase agreement among Inbursa and the Trust dated December 15, 2017. Inbursa retains voting rights in the pledged Class A Common Shares and now shares dispositive power with U.S. Bank as collateral agent for the benefit of the Trust.

As the parent company of Inbursa, Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”) owns 7,950,000 Class A Common Shares. As detailed in Amendment No. 4 to the Schedule 13G filed by the members of the Slim Family with the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2016 in respect of their ownership of Class A Common Shares, the Slim Family Trust also owns a majority of the outstanding voting equity securities of GFI. Because the Slim Family Trust owns a majority of the outstanding voting equity securities of GFI, each member of the Slim Family may be deemed to beneficially own indirectly the 7,950,000 Class A Common Shares beneficially owned by GFI.

Summary of Class A Common Shares that may be deemed to be Beneficially Owned by each Member of the Slim Family

Following the sales described in this filing and for the reasons described above, as of July 2, 2018, 16,797,175 Class A Common Shares may be deemed to be beneficially owned by each member of the Slim Family. As of July 2, 2018, 16,797,175 Class A Common Shares would constitute approximately 10.24% of the 164,067,510 issued and outstanding Class A Common Shares, as reported on the Form 10-Q filed by the Issuer with the SEC on May 4, 2018.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Javier Foncerrada
Javier Foncerrada
Marco Antonio Slim Domit	Attorney-in-Fact*
July 2, 2018
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Javier Foncerrada Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inversora, which are filed as exhibits to the Form 4 filed by the Slim Family and Inversora with the SEC on February 12, 2018 in connection with their sale of Class A Common Shares and the Joint Filing Agreement among the Slim Family and Inversora, filed by the Slim Family and Inversora with the SEC on September 10, 2008 as an exhibit to the initial Schedule 13G in respect of their ownership of the New York Times Company, which are hereby incorporated herein by reference.